Exhibit 4.12

                             Lockup Agreement

August  31,  2006
Trinity  Learning  Corporation
4101  International  Pkwy
Carrollton,  TX  75007

RE:     TRINITY  LEARNING  CORPORATION  (THE  "COMPANY")
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Gentlemen:

     The  undersigned  ("Laurus") proposes to enter into a financing transaction
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with  the  Company  and  certain  of  its  subsidiaries (the "Transaction").  In
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connection with the Transaction, Laurus is purchasing from the Company 1,500,000 shares  of  7% convertible preferred stock (the "7%Preferred Stock") which is to
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be  issued  to  Laurus  as  of  the  date  hereof  and is convertible into up to
15,000,000 shares of common stock, no par value per share, of the Company, as same may be adjusted pursuant to the terms of the 7% Preferred Stock (the "Shares"). The undersigned acknowledges that the Company is relying on the representations and agreements of the undersigned contained in this letter agreement in carrying out the Transaction and, in particular, issuing the 7% Preferred Stock.

In consideration of the foregoing and so long as no Event of Default (as defined in the Security Agreement dated as of the date hereof among the Company, certain subsidiaries of the Company and Laurus, as same may be amended, modified and/or supplemented from time to time) has occurred and is continuing, the undersigned hereby agrees that the undersigned will not, without the prior written consent of the Company (which consent may be withheld in its sole discretion), directly or indirectly, sell, offer, contract or grant any option to sell (including without limitation any short sale), pledge, transfer, establish an open "put equivalent position" within the meaning of Rule 16a-1(h) under the U.S. Securities Exchange Act of 1934, as amended, or otherwise dispose of any Shares received upon conversion of the 7% Preferred Stock or publicly announce an intention to do any of the foregoing, for a period of no less than twelve (12) months from the date hereof (the "Restricted Period"). The foregoing sentence
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shall  not  apply  to  the  transfer of any or all of the Shares to an affiliate within the meaning of Rule 405 promulgated under the U.S. Securities Act of 1933, as amended; provided, however, that in any such case it shall be a condition to such transfer that the transferee executes and delivers to the Company an agreement stating that the transferee is receiving and holding the Shares subject to the provisions of this letter agreement and there shall be no further transfer of such Shares except in accordance with this letter agreement. The undersigned also agrees and consents to the entry of stop transfer instructions with the Company's transfer agent and registrar against the transfer of the Shares except in compliance with the foregoing restrictions. Following the Restricted Period, the undersigned hereby agrees that, at the time of each proposed date of sale of Shares, the undersigned shall only be permitted to sell on the proposed date of sale of Shares such number of Shares of the Company that is not in excess of the twenty percent (20%) of the aggregate dollar trading volume of the Company's common stock for the twenty-two (22) trading days immediately prior to and including the proposed date of sale of Shares.

This letter agreement is irrevocable and will be binding on the undersigned and the respective successors, heirs, personal representatives and assigns of the undersigned.

          LAURUS  MASTER  FUND,  LTD.

                       By:
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                     Name:
                    Title: